EXHIBIT 23.3







           ACKNOWLEDGMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2002, which appears on page 3 of the Quarterly Report on Form 10-Q of Equitex, Inc. for the quarter ended March 31, 2002, our report dated August 12, 2002, which appears on page 3 of the Quarterly Report on Form 10-Q of Equitex, Inc. for the quarter ended June 30, 2002, and our report dated November 18, 2002, which appears on page 3 of the Quarterly Report on Form 10-Q of Equitex, Inc. for the quarter ended September 30, 2002.



GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
March 10, 2003